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                                                                  EXECUTION COPY

                          SUPPORT AND OPTION AGREEMENT


               AGREEMENT, dated as of November 28, 2000 by and among Strayer Education, Inc., a Maryland corporation (the "Company"), Ron K. Bailey individually and in any Representative Capacity (as defined in Section 10(p) hereof) ("RKB"), Beverly W. Bailey individually and in any Representative Capacity ("BWB," and together with RKB, the "Stockholders"), and New Mountain Partners, L.P. and DB Capital Investors, L.P. (the "Purchasers").

               WHEREAS, simultaneously with the execution hereof, the Company and the Purchasers are entering into a Preferred Stock Purchase Agreement (as amended or supplemented from time to time, the "Purchase Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Purchase Agreement), pursuant to which, among other things, the Company agrees to sell and the Purchasers agree to purchase, pursuant to the terms and subject to the conditions thereof, the Series A Preferred Stock;

               WHEREAS, as of the date hereof, the Stockholders own and have the power to vote 8,175,100 shares of the Company;

               WHEREAS, the Board of Directors and Special Committee of the Company have each, prior to the execution of this Agreement, duly and validly approved, among other things, the execution and delivery of this Agreement and the Purchase Agreement, and the consummation of the Contemplated Transactions, and such approval has not been withdrawn;

               WHEREAS, approval of the Contemplated Transactions by the Company's stockholders is a condition to the consummation of the Purchase Agreement; and

               WHEREAS, as a condition to its entering into the Purchase Agreement, the Purchasers have required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement;

               NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

               SECTION 1. Agreement to Vote. (a) From and after the date hereof until the Termination Date (as defined in Section 1(b)), each Stockholder hereby agrees to attend the Stockholders Meeting (or any other meeting of stockholders of the Company at which the matters contemplated by the Purchase Agreement or this Agreement are to be presented to a vote of stockholders of the Company), in person or by proxy, and to vote (or cause to be voted) all Shares and any other voting securities of the Company (including any such securities acquired hereafter but excluding any Shares or other securities the Stockholder has the right to acquire but has not acquired) that such Stockholder directly or indirectly owns or has the right to vote or direct the voting (collectively, the "Covered Shares"), for approval of the Contemplated Transactions and any related action reasonably required in furtherance thereof, and against any action inconsistent therewith, such agreement to vote to apply also to any adjournment or adjournments or postponement or postponements of the Stockholders Meeting of the Company (or any such other meeting). Each Stockholder hereby further agrees that until the Termination Date, he or
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she shall, from time to time, in connection with any solicitation for a written consent, including to call a Stockholders Meeting relating to the Contemplated Transactions, timely execute and deliver (or cause to be timely executed and delivered) a written consent with respect to any Covered Shares in favor of the approval of the Contemplated Transactions and any action required in furtherance thereof.

               (b) From and after the date hereof until the Termination Date, each Stockholder hereby agrees to vote (or cause to be voted) any Covered Shares against (1) any Acquisition Proposal and any related action reasonably required in furtherance thereof, and (2) any motion to adjourn or postpone a meeting of the stockholders in which any matters contemplated by the Purchase Agreement or this agreement are to be presented to a vote of the stockholders of the Company to a date that is later than June 30, 2001, at any meeting of stockholders of the Company (including any adjournments or postponements thereof). Each Stockholder further agrees that, until the Termination Date, in connection with any solicitation for a unanimous written consent relating to an Acquisition Proposal, such Stockholder will timely execute and deliver (or cause to be timely executed and delivered) a written consent with respect to any Covered Shares against any Acquisition Proposal as contemplated by the immediately preceding sentence. For purposes hereof, the term "Termination Date" shall mean the first to occur of (a) the date of termination of the Purchase Agreement, and
(b) the 6 month anniversary (except as otherwise provided in Sections 1(f), 2(c), 3 and 4) of the date of consummation of the Contemplated Transactions.

               If the Board of Directors of the Company makes a Change in the Board Recommendation in accordance with the provisions of the Purchase Agreement, then the Stockholders shall not be bound by the provisions of Section 1(a) and Section 1(b) of this Agreement.

               (c) Except as contemplated in Section 3, to the extent inconsistent with the provisions of this Section 1, each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder's Covered Shares.

               (d) Each Stockholder agrees to, and to cause his or her Affiliates to, cooperate reasonably with the Company and the other parties hereto in connection with the Purchase Agreement and the consummation of the transactions contemplated thereby, including without limitation, using his or her reasonable best efforts to cause a sufficient number of the Company's directors to resign their positions as members of the board of directors (or committees thereof) of the Company (or any of its Subsidiaries) and to cause the individuals designated by the Purchasers to be elected to the board of directors of the Company and to be appointed as officers of the Company, as applicable (in accordance with Section 5.4 of the Purchase Agreement), in each case, effective as of the Escrow Date, and otherwise to take any and all actions necessary to cause the Company's board of directors and management to be as set forth in
Section 5.4 of the Purchase Agreement, effective as of such date.

               (e) In addition to and without limiting the foregoing, each Stockholder hereby agrees that at and as a condition to the consummation of the transactions to be effected on the Escrow Date, he or she shall deliver to the Purchasers a executed irrevocable proxy in form and substance reasonably acceptable to the Purchasers pursuant to which, from and after the Escrow Date until consummation of the Offer, the Purchasers shall have all of the rights and powers of


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such Stockholder with respect to all of such Stockholder's Covered Shares to attend in person or by proxy meetings of stockholders of the Company (including any adjournments or postponements thereof), and to vote or cause to be voted (including in any solicitation for a unanimous written consent) on any and all matters all Covered Shares as the Purchasers shall determine in their sole discretion; provided, however, that the proxy provided for in this paragraph (e) shall not permit the Purchasers to elect more directors than they would have in respect of the Series A Preferred Stock after the Closing.

               (f) In addition to and without limiting the foregoing, each Stockholder hereby agrees that, if such Stockholder shall or would reasonably be expected to have any Excess Shares (as defined below) after the Closing, such Stockholder shall at the Closing deliver to the Purchasers an executed irrevocable proxy in form and substance reasonably acceptable to the Purchasers pursuant to which, from and after the Closing Date until such time as such Stockholder ceases to own any Excess Shares, the Purchasers shall have all of the rights and powers of such Stockholder with respect to all of such Stockholder's Shares to attend in person or by proxy meetings of stockholders of the Company (including any adjournments or postponements thereof), and to vote or cause to be voted (including by written consent) on any and all matters all of such Shares as the Purchasers shall determine in their sole discretion. "Excess Shares" means any Shares in excess of Shares at the time of determination representing 24.9%, on a fully diluted basis, of the Common Stock entitled to vote generally in the election of the Company's directors.

               SECTION 2. Disposition of Shares. (a) From and after the date hereof until the Termination Date, each Stockholder hereby agrees that, except as provided in Sections 2(b) and (c) and 3, such Stockholder will not directly or indirectly sell, pledge, encumber, grant any proxy or enter into any voting or similar agreement with respect to, transfer or otherwise dispose of (collectively, "Transfer"), or agree or contract to Transfer, any Covered Shares (or any interest therein) with respect to which a Stockholder directly or indirectly controls the right to Transfer.

               (b) From and after the date hereof until the Termination Date, each Stockholder hereby agrees to irrevocably tender, upon the request of the Purchasers (and agrees that he or she will not withdraw), pursuant to and in accordance with the terms of the Purchase Agreement, an aggregate of 7.175 million Shares (the "Tendered Shares") in the Offer. Within two business days after the request of the Purchasers, each Stockholder shall (x) deliver to the depositary for the Offer (i) a letter of transmittal with respect to the Tendered Shares complying with the terms of the Offer, (ii) certificates representing the Tendered Shares and (iii) any other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (y) instruct his or her broker or such other Person who is the holder of record of any Tendered Shares beneficially owned by such Stockholder to irrevocably tender such Tendered Shares for cash pursuant to the terms and conditions of the Offer.

               (c) Each Stockholder hereby agrees that from and after the Escrow Date until the second anniversary of the Closing Date, he or she shall not, without the prior written consent of the Purchasers, Transfer any Shares, other than pursuant to the Offer, then owned and not subject to the Option under
Section 3, and any other shares such Stockholder may acquire in the future (the "Remaining Shares"), other than pursuant to and in compliance with the volume limitations set forth in Rule 144(e)(i) under the Securities Act, regardless of whether such volume limita-

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tions shall otherwise be applicable. Subject to the immediately preceding sentence, from and after the Escrow Date, if mutually acceptable to the Company and the Stockholders, so long as the Stockholders are not able to sell the Remaining Shares in accordance with Rule 144, the Company will use reasonable commercial efforts to cooperate with the Stockholders in connection with one (1) secondary offering of any Remaining Shares registered under the Securities Act, subject to the reasonable business needs of the Company and to market conditions, other registration obligations of the Company (including to the Purchasers), and customary conditions including customary underwriting and other agreements (which shall be in form and substance reasonably satisfactory to the Stockholders and the Company) in connection therewith. In addition to the rights set forth in the preceding sentence, the Stockholders will have the ability to piggy-back on registrations made by the Company in the same manner, and with the same limitations, as described in Section 3 of the Registration Rights Agreement provided that such piggyback registration rights shall be subject to any prior rights of the Purchasers.

               SECTION 3. Option Shares.

               (a) The Stockholders hereby grant to the Purchasers, according to the allocation set forth on Exhibit A hereto (which shall be updated prior to the Closing if the Allocation Notice is updated pursuant to the Purchase Agreement), an irrevocable option (the "Option") to purchase, in whole or in part, on one or more occasions, 1,000,000 Shares at a purchase price equal to $30.00 per share (the "Per Share Amount") at any time prior to the close of business on the third anniversary of the Closing Date. In addition, the Stockholders represent and covenant that they will at all times during the term of the Option hold at least 1,000,000 Shares free and clear of all Liens for delivery upon exercise of the Option.

               (b) Each Purchaser may exercise its portion of the Option, in whole or in part, at any time and from time to time, after the Closing Date; provided, however, that except as provided in the last sentence of this Section 3(b), the Option shall terminate and be of no further force and effect upon the close of business on the third anniversary of the Closing Date. Notwithstanding the termination of the Option, each Purchaser shall be entitled to exercise its portion of the Option if it has given written notice of its intent to exercise its portion of the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

               (c) In the event that a Purchaser wishes to exercise its portion of the Option, it shall send to the Stockholders a written notice (the date of which being herein referred to as the "Notice Date") to that effect which notice also specifies the total number of shares such Purchaser will purchase pursuant to such exercise, and a date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, however, that (i) if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation (including, without limitation, the rules and regulations of an Educational Agency), the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any Governmental Authority is required in connection with such purchase or any other transaction

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contemplated hereby, such Purchaser and the Stockholders shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and, in the case of any prior notification or approval required in connection with such purchase, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. The place of the Option Closing shall be at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, and the time of the Option Closing shall be 10:00 a.m. (Eastern Time) on the Option Closing
Date.

               (d) At the Option Closing, the relevant Purchaser (or its designee) shall pay to each Stockholder an amount equal to the product of (x) the Per Share Amount, and (y) the number of shares being purchased from such Stockholder pursuant to the exercise of its portion of the Option. Such payment shall be in immediately available funds by wire transfer to a bank account designated in writing by such Stockholder.

               (e) At the Option Closing, simultaneously with the delivery of the amount specified in Section 3(d), each Stockholder shall deliver to such Purchaser (or its designee) a certificate or certificates representing its shares to be purchased at the Option Closing, which shares shall be free and clear of all Liens, claims, charges and encumbrances of any kind whatsoever, except for such encumbrances or proxies in favor of the Purchasers arising hereunder, and a new Option evidencing the rights of such Purchaser (or its designee) to purchase the balance of the Stockholders' shares purchasable hereunder.

               (f) The Per Share Amount and/or the aggregate number and kind of Shares for purchase in the Option shall be appropriately adjusted in the event of any merger, reorganization, consolidation, recapitalization, spinoff, split or reverse split, extraordinary distribution with respect to the Shares or other change in the structure of the Company affecting the Shares.

               SECTION 4. Other Agreements. (a) Each Stockholder agrees to hold in a fiduciary capacity for the benefit of the Company and its applicable Subsidiaries all secret, confidential proprietary and not publicly available information, knowledge or data relating to the Company or any such Subsidiary and their respective businesses that such Stockholder obtains or has obtained by the Company or such Subsidiary (including, in the case of RKB, during his employment with or service as a director of the Company or such Subsidiary) and that is not public knowledge (it being expressly understood that Information disclosed as a result of such Stockholder's violation of this Section 4(a) is not public knowledge) ("Confidential Information"). The Stockholders shall not communicate, divulge or disseminate Confidential Information at any time (in the case of RKB, during or after his employment with or service as a director of the Company or any Subsidiary of the Company), except with the prior written consent of the Purchasers and the Company, or as otherwise required by law or legal process.

               (b) Each Stockholder agrees that he or she will not, at any time during the Applicable Period (as defined in Section 4(c) below), without the prior written consent of the Purchasers and the Company, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or

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is at any time during the six (6) months preceding such date of determination an employee or officer of the Company or any of its Subsidiaries.

               (c) During the Applicable Period (as defined below), neither Stockholder shall, without the prior written consent of the Purchasers and the Company, engage in or become associated with a Competitive Activity. For purposes of this Agreement: (i) the "Applicable Period" means the period commencing on the date hereof and ending on December 31, 2004; (ii) a "Competitive Activity" means any business or other endeavor, in any county of any state of the United States or a comparable jurisdiction in Canada or any other country, of a kind then being conducted by the Company or any of its Subsidiaries; and (iii) such Stockholder shall be considered to have become "associated with a Competitive Activity" if he or she becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, service provider, administration participant, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity; provided that, each Stockholder may make and retain investments in less than one percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

               (d) RKB agrees that he shall, effective as of the Escrow Date, resign his positions as (i) President and Chief Executive Officer of the Company, (ii) a member of the board of directors of the Company and member of any committee of such board, and (iii) officer and/or member of the board of directors (and any committees thereof) of any subsidiary of the Company.

               (e) From and after the date hereof until the Termination Date, each Stockholder, as applicable, hereby agrees to give his or her consent to the Contemplated Transactions with respect to any Leases (as defined in the Purchase Agreement) that require such Stockholder's consent.

               (f) With respect to any provision of this Section 4 finally determined by a court of competent jurisdiction to be unenforceable, the Stockholders and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 4 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

               SECTION 5. Acquisition Proposals. (a) Without limiting the Stockholders' other obligations under this Agreement but subject to the last sentence of this Section 5(a), each Stockholder agrees that, from and after the date hereof to the Termination Date, neither such Stockholder nor any of his or her Affiliates shall (and both such Stockholder and Affiliates shall use reasonable best efforts to cause their agents and representatives, including any investment banker, attorney or accountant retained by such Stockholder or Affiliates, not to), directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition

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Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal. Each Stockholder agrees that (i) he or she will promptly keep the Purchasers informed of the status and terms of any Acquisition Proposal by any Person (whether written or oral), including the identity of the parties involved and (ii) he or she will, and will cause his or her Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than the Purchasers and their respective Affiliates) conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith. Notwithstanding the foregoing, nothing in this Section 5 shall limit or in any way affect the rights of any Stockholder who is a director of the Company or of the Company's Board of Directors under Sections 5.2 and 6.1(b) of the Purchase Agreement.

               (b) During the Applicable Period (unless the Purchase Agreement shall have been terminated without the Closing having occurred), each Stockholder agrees that he or she will not, and he or she will not permit any of his or her Affiliates or associates to, directly or indirectly, acquire, offer, agree or propose to acquire, beneficial ownership of any of the securities, assets or businesses of the Company or any of its Subsidiaries; participate in any solicitation of proxies with respect to any securities of the Company or any of its Subsidiaries; seek to advise, encourage or influence any Person with respect to the voting of any of securities of the Company or any of its Subsidiaries; make any proposal to the board of directors of the Company or any of its Subsidiaries; seek or propose to influence or control the management or policies of the Company or any of its Subsidiaries; make any public statement with respect to the Company or any of its Subsidiaries or otherwise act to disparage the Company or any of its Subsidiaries; take any action which is reasonably likely to require the Company or any of its Subsidiaries to make any public disclosure; enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing matters; assist or encourage others to do any of the foregoing activities; request permission for any waiver or amendment of the terms of this Section 5(b); or disclose any intention, plan or arrangement inconsistent with any of the foregoing.

               (c) For purposes of this Section 5, the Company shall not be treated as an "Affiliate" of either of the Stockholders, it being understood that the restrictions applicable to the Company are set forth in the Purchase Agreement.

               SECTION 6. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement. Without limiting the generality of the foregoing, prior to the Termination Date none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) or take any other action (or fail to take any other action) if such action (or failure) would materially impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement. Each Stockholder agrees to (and

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to cause such Stockholder's Affiliates and associates to) cooperate with the
Company and the Purchasers in connection with any filings required to be made by the Company or the Purchasers in connection with this Agreement, the Purchase Agreement or the Contemplated Transactions.

               SECTION 7. Representations and Warranties of the Stockholders.
(a) Each Stockholder represents and warrants jointly and severally to the Company and the Purchasers, as follows: Such Stockholder has the power and authority to execute and deliver this Agreement. This Agreement has been duly executed and delivered by such Stockholder. This Agreement constitutes the valid and binding agreement of such Stockholder enforceable in accordance with its terms. Such Stockholder has the full power and authority to vote, or execute a consent, with respect to, all Covered Shares, to tender all Tendered Shares and to grant the Options, as contemplated hereby. The securities of the Company described in Section 7(b) hereof are the only securities of the Company lawfully owned by the Stockholders, and over which the Stockholders have the power to vote (or direct the voting).

               (b) Subject to Section 10(q), the Stockholders are the lawful owners as joint tenants of 8,175,100 Shares, free and clear of all Liens, other than this Agreement, and each Stockholder has the power to vote (including by an irrevocable power to vote or execute a consent) such Shares. The execution and delivery by such Stockholder of this Agreement does not violate or breach any law, contract, instrument, agreement or arrangement to which such Stockholder is a party or by which such Stockholder is bound.

               SECTION 8. No Encumbrances.

               (a) Except as expressly contemplated by this Agreement, the Stockholders' Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Stockholders, or by a nominee or custodian for the benefit of the Stockholders, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

               (b) Any transfer by the Stockholders of their Shares to a Purchaser pursuant to the Option shall pass to and unconditionally vest in such Purchaser good and valid title to the Stockholders' Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

               SECTION 9. Effectiveness. It is a condition precedent to the effectiveness of this Agreement that the Purchase Agreement shall have been duly executed and delivered by the parties thereto, and the termination of the Purchase Agreement shall terminate the obligations of each of the Stockholders under this Agreement except to the extent expressly set forth herein.

               SECTION 10. Miscellaneous.

               (a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or one day after being mailed by

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courier service that guarantees overnight delivery, in each case to the applicable addresses set forth below:

               If to the Company:

                      Strayer Education, Inc.
                      1025 15th Street, N.W.
                      Washington, DC 20005
                      Attn:  Chief Financial Officer
                      Telecopy:  (301) 470-2265

               with a copy to:

                      Hogan & Hartson, LLP
                      111 South Calvert Street
                      Baltimore, Maryland 21202
                      Attn:  Walter G. Lohr, Jr.
                      Telecopy:  (410) 539-6981

               If to the Stockholders, to their address as set forth in the records of the Company with a copy to:

                      Hogan & Hartson, LLP
                      111 South Calvert Street
                      Baltimore, Maryland 21202
                      Attn:  Walter G. Lohr, Jr.
                      Telecopy:  (410) 539-6981

               If to the Purchasers:

                      New Mountain Partners, L.P.
                      712 Fifth Avenue, 23rd Floor
                      New York, New York  10019
                      Attn:  Steven B. Klinsky
                      Telecopy:  (212) 582-1816

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

                      DB Capital Investors, L.P.
                      c/o DB Capital Partners, Inc.
                      One Market Plaza
                      Steuart Tower, Suite 2400
                      San Francisco, California 94105
                      Attn:  Steven K. Dollinger
                      Telecopy:  (415) 217-4288

               With a copy to:

                      Wachtell, Lipton, Rosen & Katz
                      51 West 52nd Street
                      New York, New York  10019
                      Attn:  Trevor S. Norwitz
                      Telecopy:  (212) 403-2000

                      White & Case LLP
                      1155 Avenue of the Americas
                      New York, New York 10036
                      Attn:  Oliver C. Brahmst
                      Telecopy:  (212) 354-8113

or to such other address as such party shall have designated by notice so given to each other party.

               (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

               (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation in the case of a Stockholder any trustee, executor, heir, legatee or personal representative succeeding to the ownership of (or power to vote) such Stockholder's Covered Shares or other securities subject to this Agreement (including as a result of the death, disability or incapacity of a Stockholder).

               (d) Entire Agreement. This Agreement (together with the Purchase Agreement) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Purchase Agreement.

               (e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, pro-


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vided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

               (f) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

               (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

               (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               (i) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

               (j) Jurisdiction; Waiver of Trial by Jury. Each party hereby irrevocably submits to the exclusive jurisdiction of any court of the State of Maryland or the United States District Court for the District of Maryland in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (j) and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Maryland other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

               (k) The Stockholders shall cause certificates for the Shares to have typed or printed thereon a restrictive legend which shall read substantially as follows (if and to the extent true and necessary in light of legal and factual circumstances existing at such time):

                      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS AS SET FORTH IN THE SUPPORT AND OPTION AGREEMENT, DATED AS OF NOVEMBER 28, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF STRAYER EDUCATION, INC. AT ITS PRINCIPAL EXECUTIVE

                      OFFICES, WHICH CONTAINS RESTRICTIONS ON THE VOTING AND TRANSFER THEREOF."


               Such legend shall be removed upon the exercise of the Option by the Purchasers.

               (l) Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Maryland.

               (m) Name, Captions, Gender. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

               (n) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

               (o) Expenses. Each Stockholder shall bear his or her own expenses incurred in connection with this Agreement and the Purchase Agreement and the transactions contemplated hereby and thereby.

               (p) Certain Definitions. For purposes of this Agreement, "Representative Capacity" means as a proxy, an executor or administrator of any estate, a trustee of any trust or in any other fiduciary or representative capacity (other than as trustee or administrator of any employee benefit plan) if such Person, in such capacity, directly or indirectly possesses the power to vote or dispose or direct the voting of any Shares.

               (q) Bailey Family Foundation. The parties acknowledge that some of the Shares are indirectly owned by the Stockholders through the Bailey Family Foundation. The Stockholders agree that nothing contained herein shall limit or otherwise affect the representations and warranties of the Stockholders or their obligations under this Agreement. Provided that the Stockholders comply with their obligations under this Agreement and the representations and warranties herein remain true and correct, the Stockholders may Transfer up to 2,000,000 Shares to the Bailey Family Foundation.

               IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       STRAYER EDUCATION, INC.

                                       By: /s/ RON K. BAILEY
`                                         -------------------------------------
                                          Name: Ron K. Bailey
                                          Title: President and CEO

                                       /s/ RON K. BAILEY
                                       ---------------------------------------
                                                   Ron K. Bailey

                                       /s/ BEVERLY W. BAILEY
                                       ---------------------------------------
                                                  Beverly W. Bailey


                                       NEW MOUNTAIN PARTNERS, L.P.

                                       By: New Mountain Investments, L.P., its
                                            general partner

                                       By: New Mountain GP, LLC, its
                                            general partner


                                       By: /s/ STEVEN B. KLINSKY
                                           ------------------------------
                                           Name:  Steven B. Klinsky
                                           Title:  Member




                                       DB CAPITAL INVESTORS, L.P.

                                       By: DB Capital Partners, L.P., its
                                            general partner

                                       By: DB Capital Partners, Inc., its
                                            general partner


                                       By: /s/ STEVEN K. DOLLINGER
                                           ------------------------------
                                           Name: Steven K. Dollinger
                                           Title: Director

                                    EXHIBIT A


PARTY                                                 PERCENTAGE OF AGGREGATE OPTION SHARES
-----                                                 -------------------------------------
New Mountain Partners, L.P.                                           76.7%

DB Capital Investors, L.P.                                            23.3%